For Immediate Release

Contact: Hannah Burns (212)272-2395
Heather McDonnell (212)272-4356

          THE BEAR STEARNS COMPANIES INC.
          REPORTS THIRD QUARTER RESULTS;
             DECLARES CASH DIVIDENDS;
            DECLARES 5% STOCK DIVIDEND


New York, New York -- April 19, 1995 -- The Bear
Stearns Companies Inc. (NYSE:BSC) today announced earnings for the company's third fiscal quarter ended
March 31, 1995.

    Net income for the third quarter of fiscal 1995
was $82.7 million, or 63 cents per share, a 28.3%
decrease in net income from $115.5 million, or 88 cents per share for the comparable quarter last year.
Net income for the first nine months of fiscal 1995
was $151.1 million, or $1.10 per share, a 57.4%
decrease in net income from $354.6 million or $2.65 per share for the comparable period a year ago.

    Revenues, net of interest expense, for the quarter ended March 31, 1995 were $588.3 million, a 9.8% decrease from 652.2% million for the comparable quarter a year ago. For the nine months ended March
31, 1995, revenues, net of interest expense, were $1.4 billion, a 27.1% decrease from $2.0 billion a year ago.

    As compared to the previous quarter ended
December 31, 1994, net income increased 151.3% from $32.9 million, or 22 cents per share. Revenues, net of interest expense, increased 37.9% from $426.6 million for the previous quarter ended December 31, 1994.

    President and Chief Executive Officer James E.
Cayne stated, "We are very pleased with the results for the third quarter which mark a substantial improvement over each of the first two quarters of the fiscal year. We are particularly gratified by the record performance in M & A activity. Several advisory assignments completed in connection with some of the most visible transactions during the quarter continue to fuel the growing strength of our investment banking franchise."

    "In our ongoing efforts to expand our businesses, 31 of Wall Street's most successful investment professionals have recently joined the Private Client
Services Division which serves high-net-worth individuals. Their decisions to join Bear Stearns endorse the advantages of our client-driven culture.
We are also selectively hiring in other areas throughout the firm as we continue our efforts to strengthen and expand our existing businesses. At the same time we are maintaining our consistent discipline of controlling costs and monitoring risk."

    The company said that revenues from principal transactions decreased 28% from the same period a year ago. Investment banking revenues were virtually flat, reflecting increased levels of advisory and M
& A fees, offset by continued low levels of underwriting volume. The correspondent clearing business contributed to a 22.5% rise in commission revenues largely attributable to increased volume and the addition of several large clearing accounts during the quarter. Revenues in all of these areas were up sharply from the previous quarter.

QUARTERLY CASH DIVIDENDS DECLARED

    The Board of Directors declared a regular quarterly cash dividend of 15 cents per share on the outstanding shares of common stock, payable May 26, 1995 to shareholders of record on May 12, 1995. The board also declared a quarterly cash dividend of 75
5/8 cents per share on the outstanding shares of adjustable rate cumulative preferred stock, payable
July 15, 1995 to shareholders of record on June 30, 1995. In addition, the board declared a quarterly cash dividend of $3.94 per share on the outstanding shares of 7.88% cumulative preferred stock, which is equivalent to 49 1/4 cents per related depositary share, and a quarterly cash dividend of $3.80 per share on the outstanding shares of 7.60% cumulative preferred stock, which is equivalent to 47 1/2 cents per related depositary share, both payable July 15, 1995 to shareholders of record on June 30, 1995.


5% STOCK DIVIDEND DECLARED

    The Board of Directors declared a 5% stock dividend on the outstanding shares of common stock to be distributed May 26, 1995 to shareholders of record on May 12, 1995. The quarterly cash dividend declared today will be paid in respect of shares of common stock outstanding on May 12, 1995 and consequently will not be paid on the newly issued shares. Giving effect to the 5% stock dividend, earnings per share for the third quarter were 60 cents, as compared to 84 cents for the same quarter last year. Earnings per share for the first nine months of fiscal 1995 were $1.05, as compared to $2.53 for the comparable period a year ago.

    The Bear Stearns Companies Inc. (NYSE:BSC) is the parent company of Bear Stearns & Co. Inc., a leading worldwide investment banking and securities trading firm, serving governments, corporations, institutions and individuals worldwide. The company's business includes corporate finance, mergers and acquisitions, institutional equities and fixed income sales and trading, private client services, foreign exchange, futures sales and trading, asset management and custody services. Through Bear, Stearns Securities
Corp., it offers professional and correspondent clearing, including securities lending. Headquartered in New York City, the company has over 7,400 employees located in domestic offices in Atlanta, Boston, Chicago, Dallas, Los Angeles, San Francisco and Washington, DC; and an international presence in Beijing, Buenos Aires, Geneva, Hong Kong, Karachi,
London, Madrid, Manila, Paris, Sao Paulo, Shanghai,
Singapore and Tokyo. As of March 31, 1995, total capital, including stockholders' equity and long-term borrowings, was $5.9 billion. Giving effect to the 5% stock dividend, book value as of March 31, 1995 was $14.20 per share, based on 137,036,447 shares outstanding.























                                THE BEAR STEARNS COMPANIES INC.
                               CONSOLIDATED STATEMENTS OF INCOME
                                          (UNAUDITED)
                                     Three Months Ended                Nine Months Ended
                                  March 31,       March 25,         March 31,      March 25,
                                    1995            1994(1)           1995           1994(1)
                                            (In thousands, except per share data)
Revenues
  Commissions                  $    148,925     $    121,541     $    395,908     $    358,657
  Principal transactions            253,463          353,704          576,501        1,004,062
  Investment banking                 99,811          103,571          233,243          399,694
  Interest and dividends            519,075          315,231        1,437,111          888,674
  Other income                        6,148            4,581           19,817           19,587
    Total revenues                1,027,422          898,628        2,662,580        2,670,674
  Interest expense                  439,091          246,381        1,214,021          682,428
  Revenues, net of
    interest expense                588,331          652,247        1,448,559        1,988,246

Non-interest expenses
  Employee compensation
   and benefits                     300,243          321,042          754,531          989,842
  Floor brokerage, exchange
   and clearance fees                27,002           22,868           78,735           70,329
  Communications                     21,642           19,345           64,310           54,317
  Occupancy                          21,879           19,227           61,971           56,325
  Depreciation and
   amortization                      15,180           12,243           43,392           34,921
  Advertising and market
   development                       11,577           10,997           43,065           34,869
  Data processing and
   equipment                          8,482            7,100           25,385           20,721
  Other expenses                     48,874           42,927          133,415          120,518
    Total non-interest
     expenses                       454,879          455,749        1,204,804        1,381,842

Income before provision
  for income taxes                  133,452          196,498          243,755          606,404
Provision for income taxes           50,712           81,048           92,627          251,838

Net income                     $     82,740     $    115,450     $    151,128     $    354,566

Net income applicable to
  common shares                $     76,432     $    109,450     $    132,259     $    336,409

Earnings per share (2)         $       0.60     $       0.84     $       1.05     $       2.53

Weighted average common
  and common equivalent
  shares outstanding (2)        133,631,997      134,441,415      134,293,463      135,872,282

Cash dividends declared
  per common share             $       0.15     $       0.15     $       0.45     $       0.45

<F1>

(1) Restated to conform prior period amounts to current period's presentation.
(2) Adjusted for 5% stock dividend declared on April 19, 1995.
